Thomas S. Hall joins NovaMed as President and Chief Executive Officer

CHICAGO, October 27, 2005 - NovaMed, Inc. (Nasdaq: NOVA) today announced that its Board of Directors has named Thomas S. Hall as President and Chief Executive Officer, effective November 14, 2005. Mr. Hall will also join NovaMed’s Board of Directors. Mr. Hall fills the position left vacant by the untimely death of Stephen J. Winjum, former Chairman, President and Chief Executive Officer.

Mr. Hall previously served as President and Chief Operating Officer of Matria Healthcare, Inc. (Nasdaq: MATR) since April 2003, after having joined Matria in October 2002 as Executive Vice President and Chief Operating Officer. Matria provides comprehensive disease management programs to health plans and employers. Prior to joining Matria, Mr. Hall was President of ADP TotalSource, a division of Automated Data Processing, Inc. Mr. Hall also served in senior management positions with Riscorp, Inc., an insurance holding company, and USAir Express/Chautauqua Airlines. Mr. Hall earned a BA in business from Goshen College and a MBA from Clarkson University.

NovaMed’s Board of Directors also appointed Robert J. Kelly to serve as its non-executive Chairman. Mr. Kelly has served as Presiding Director of NovaMed since March 29, 2005. “We are extremely pleased to have Tom Hall join NovaMed,” said Mr. Kelly. “Tom has an outstanding record of accomplishments and the Board as well as our management team look forward to working with him to continue to grow our business.”

Mr. Hall commented, “Joining NovaMed is an exciting opportunity for me personally. NovaMed is a solid company in an attractive industry with plenty of growth opportunities. I look forward to leading this organization and building on the company’s recent track record and growth momentum.”

In aligning Mr. Hall’s interests with those of NovaMed stockholders, Mr. Hall’s compensation package includes 250,000 restricted shares of NovaMed common stock and non-qualified options to purchase another 250,000 shares. These awards will vest over four years in a manner consistent with the company’s traditional vesting schedule for its employees. In recruiting Mr. Hall, NovaMed issued the restricted stock award in reliance on Section 4350(i)(1)(A)(iv) of the Nasdaq Marketplace Rules.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 27 surgery centers located in 14 states. NovaMed’s executive offices are located in Chicago, Illinois.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

# # #

CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com